                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   17  )*
                                         ------

                            ABBOTT LABORATORIES
                     ----------------------------------
                              (Name of Issuer)

                       COMMON SHARES WITHOUT PAR VALUE
                     ----------------------------------
                       (Title of Class of Securities)

                                002824 10 0
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 7 Pages
                                       ---

CUSIP No.  002824 10 0                13G                 Page  2  of  7  Pages
           -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person
       Abbott Laboratories Stock Retirement Trust
       I.R.S. Identification No. 36-6047554

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
       Illinois
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        64,166,248
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    64,166,248
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       64,166,248
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

       X
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       8.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
       EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  002824 10 0                13G                 Page  3  of  7  Pages
           -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person
       Gary P. Coughlan
       ###-##-####

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
       United States

-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       66,504 shares - (Does not include shares
 Owned by                           direct          held in the Abbott
 Each Reporting                                     Laboratories Stock
 Person With                                        Retirement Trust for the
                                                    benefit of the reporting
                                                    person.)
                             --------------------------------------------------
                              (6) Shared Voting Power
                                64,166,248 shares - as Trustee, Abbott
                                                    Laboratories Stock
                                                    Retirement Trust.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                   66,504 shares (see note in 5 above)
                                   direct
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    64,166,248      as Trustee, Abbott
                                                    Laboratories Stock
                                                    Retirement Trust.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       64,366,970 (Total of 5 + 6 + 134,218 shares - right to acquire by exercise of stock options.)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       8.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  002824 10 0                13G                 Page  4  of  7  Pages
           -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person
       Thomas C. Freyman
       ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
       United States

-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       22,242 shares - (Does not include shares
 Owned by                           direct          held in the Abbott
 Each Reporting                                     Laboratories Stock
 Person With                                        Retirement Trust for the
                                                    benefit of the reporting
                                                    person.)
                             --------------------------------------------------
                              (6) Shared Voting Power
                                64,166,248 shares - as Trustee, Abbott
                                                    Laboratories Stock
                                                    Retirement Trust.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                   22,242 shares (see note 5 above)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    64,166,248      as Trustee, Abbott
                                                    Laboratories Stock
                                                    Retirement Trust.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       64,218,258 (Total of 5 + 6 + 29,768 shares - right to acquire by exercise of stock options.)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       8.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  002824 10 0                13G                 Page  5  of  7  Pages
           -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person
       Ellen M. Walvoord
       ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
       United States

-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       20,850 shares - (Does not include shares
 Owned by                           direct          held in the Abbott
 Each Reporting                                     Laboratories Stock
 Person With                                        Retirement Trust for the
                                                    benefit of the reporting
                                                    person.)
                             --------------------------------------------------
                              (6) Shared Voting Power
                                64,166,248 shares - as Trustee, Abbott
                                                    Laboratories Stock
                                                    Retirement Trust.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                   20,850 shares (see note in 5 above)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                               64,166,248 shares -  as Trustee, Abbott
                                                    Laboratories Stock
                                                    Retirement Trust.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       64,226,970 (Total of 5 + 6 + 39,872 shares - right to acquire by exercise of stock options.)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       8.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

               Abbott Laboratories

Item 1(b)      Address of Issuer's Principal Executive Offices:

               100 Abbott Park Road
               Abbott Park, Illinois  60064-3500

Item 2(a)      Name of Persons Filing:

               Abbott Laboratories Stock Retirement Trust
               Gary P. Coughlan
               Thomas C. Freyman
               Ellen M. Walvoord

Item 2(b)      Address of Principal Business Office:

               100 Abbott Park Road
               Abbott Park, Illinois  60064-3500

Item 2(c)      Citizenship:

               Abbott Laboratories Stock Retirement Trust - Illinois.

               Gary P. Coughlan, Thomas C. Freyman, and
               Ellen M. Walvoord - United States

Item 2(d)      Title of Class of Securities:

               Common shares without par value

Item 2(e)      CUSIP Number:

               002824 10 0

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is an:

               [x] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4         Ownership

               (a)       (see cover pages 2, 3,
               (b)       4 and 5, Items 5 through
               (c)       9 and 11.)

Item 5.        Ownership of Five Percent or Less of a Class

               Not applicable.

                                Page 6 of 7 pages

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               The shares owned by the Abbott Laboratories Stock Retirement Trust and the dividends thereon are held for the benefit of participants of the Abbott Laboratories Stock Retirement Plan pursuant to terms of that Plan and the Trust. The Abbott Laboratories Stock Retirement Plan is a qualified profit sharing plan. As of December 31, 1995, there were 36,248 participants with share balances in the Plan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement is filed on behalf of each individual listed below pursuant to their agreement.
                                        February 9, 1996
                                        ---------------------------------------
                                        Date
/s/ Gary P. Coughlan
---------------------------------       ABBOTT LABORATORIES STOCK
Gary P. Coughlan                        RETIREMENT TRUST

/s/ Thomas C. Freyman
---------------------------------
Thomas C. Freyman

/s/ Ellen M. Walvoord
---------------------------------        /s/ Thomas C. Freyman
Ellen M. Walvoord                       --------------------------------------
                                        Thomas C. Freyman, Chairman of
                                        Trustees, Abbott Laboratories
                                        Stock Retirement Trust


                                Page 7 of 7 pages

                       DISCLAIMER OF BENEFICIAL OWNERSHIP
                                UNDER RULE 13d-4

The filing of Schedule 13G Amendment 17 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.


                                             /s/ Gary P. Coughlan
                                        ---------------------------------------
                                                 Gary P. Coughlan

                                              February 9, 1996
                                        ---------------------------------------
                                                     Date

                       DISCLAIMER OF BENEFICIAL OWNERSHIP
                                UNDER RULE 13d-4

The filing of Schedule 13G Amendment 17 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.


                                             /s/ Thomas C. Freyman
                                        ---------------------------------------
                                                 Thomas C. Freyman

                                             February 9, 1996
                                        ---------------------------------------
                                                     Date

                       DISCLAIMER OF BENEFICIAL OWNERSHIP
                                UNDER RULE 13d-4

The filing of Schedule 13G Amendment 17 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.


                                             /s/ Ellen M. Walvoord
                                        ---------------------------------------
                                                 Ellen M. Walvoord

                                             February 9, 1996
                                        ---------------------------------------
                                                     Date